UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2019

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36498	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, Fl11 New York, New York	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (347) 905 5663

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On January 19, 2019, Shanghai Cellular Biopharmaceutical Group Ltd. (“CBMG Shanghai”), a controlled entity of Cellular Biomedicine Group, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with China Merchants Bank, Shanghai Branch (the “Merchants Bank”). Pursuant to the Credit Agreement, the Merchants Bank agreed to extend credit of up to RMB 100 million (approximately $14.7 million) to CBMG Shanghai via revolving and/or one-time credit lines. The types of credit available under the Credit Agreement, include, but not limited to, working capital loans, trade financing, commercial draft acceptance, letters of guarantee and derivative transactions. The credit period under the Credit Agreement runs until December 30, 2019. As of the date of this Current Report on Form 8-K, no amounts had been drawn down under the Credit Agreement.

Pursuant to the Credit Agreement, CBMG Shanghai will enter into a supplemental agreement with the Merchants Bank prior to the applicable drawdown that will set forth the terms of each borrowing thereunder (except for working capital loans), including principal, interest rate, term of loan and use of borrowing proceeds. With regard to working capital loans to be provided pursuant to the Credit Agreement, CBMG Shanghai shall submit a withdrawal application that includes the principal amount needed, purposes of the loan and a proposed quarterly interest rate and term of the loan for the Merchants Bank’s review and approval. The terms approved by the bank will govern such working capital loans. The bank has the right to adjust the interest rate for working capital loans from time to time based on changes in national policy, changes in interest rate published by the People’s Bank of China, credit market conditions and the bank’s credit policies. Upon CBMG Shanghai’s non-compliance with the agreed use of loan proceeds, the interest rate for the amount of loan proceeds improperly used will be the original rate plus 100% starting on the first day of such use. If CBMG Shanghai fails to pay a working capital loan on time, an extra 50% interest will be charged on the outstanding balances starting on the first day of such default.

Under the Credit Agreement, CBMG Shanghai has the obligation to notify the Merchants Bank prior to certain corporate actions and assist the bank in taking measures to ensure repayment of the loans provided under the Credit Agreement upon occurrence of such events. Such corporation actions include: (i) major financial losses and assets losses, (ii) loans to or guarantees for third parties or mortgages on its properties, (iii) revocation or cancellation of business license or applications for bankruptcy, (iv) major operational or financial crises of its controlling shareholder or other related entities that affect its business operations, (v) related party transactions that involve 10% or more of CBMG Shanghai’s net assets and (vi) legal proceeding that have material adverse effects on its operations or financial condition. Pursuant to the Credit Agreement, CBMG Shanghai cannot enter into a merger, an acquisition or a joint venture, transfer its equity interest or consummate a reorganization or share ownership restructuring without prior written consent of the Merchants Bank. The Credit Agreement also contains a covenant requiring that CBMG Shanghai maintain or improve its existing operations and preserve or increase the value of its existing assets.

Events of default under the Credit Agreement include, among other matters, CBMG Shanghai’s failure to perform its obligations thereunder, untrue or inaccurate representations, use of loan proceeds for purposes that are inconsistent with the Credit Agreement or related agreements. Additionally, a default under any other loan agreement of CBMG Shanghai that is not cured within three months of such default shall be deemed an event of default under the Credit Agreement. Upon the occurrence of an event of default, the Merchant Bank has the right to reduce the credit available under the Credit Agreement, suspend the use of the remaining credit by CBMG Shanghai and declare all outstanding balance to become immediately due and payable.

Pursuant to a pledge agreement which became enforceable upon execution of the Credit Agreement, Cellular Biomedicine Group Ltd. (HK), a wholly owned subsidiary of the Company (“CBMG HK”), provided a guarantee of CBMG Shanghai’s obligations under the Credit Agreement. In connection with such guarantee, CBMG HK deposited $17,000,000 into its account at the Merchants Bank for a 12-month period starting January 7, 2019 and also granted the Merchants Bank a security interest in the cash deposited.

The foregoing descriptions of the Credit Agreement and the Pledge Agreement are qualified in their entirety by reference to such agreements, which are filed herewith as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 19, 2019, by and between Shanghai Cellular Biopharmaceutical Group Ltd. and China Merchants Bank Co., Ltd., Shanghai Branch

10.2	Pledge Agreement, dated as of January 9, 2019, by and between Cellular Biomedicine Group Ltd. (HK) and China Merchants Bank Co., Ltd., Shanghai Branch

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: January 25, 2019	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu
Chief Executive Officer

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